                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                  AIRGAS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     AIRGAS


                                        Radnor Court
                                        259 North Radnor-Chester Road, Suite 100
                                        Radnor, Pennsylvania 19087-5283




                                                              July 2, 2001



TO OUR STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders to be held on Thursday, August 2, 2001, at 2:00 p.m., Eastern Daylight Time, at the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087.

         The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

         To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

         I hope you will attend the Annual Meeting.


                                   Sincerely,


                                   /s/ Peter McCausland
                                   ------------------------------
                                   Peter McCausland
                                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                  AIRGAS, INC.
                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 2, 2001
                           ---------------------------

TO THE STOCKHOLDERS:

         The Annual Meeting of the Stockholders of Airgas, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, August 2, 2001, at 2:00 p.m., Eastern Daylight Time, at the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania 19087, for the following purposes:

          1.   To elect three Directors of the Company.

          2. To vote upon a proposal to approve the 2001 Employee Stock Purchase Plan.

          3. To vote upon a proposal to ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2002.

          4.   To consider a stockholder proposal.

          5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Stockholders of record at the close of business on June 18, 2001, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.


                                             By Order of the Board of Directors,

                                             /s/ Todd R. Craun, Esq.
                                             ------------------------------
                                             Todd R. Craun, Esq.
                                             SECRETARY

Radnor, Pennsylvania
July 2, 2001

         The Company's Annual Report for the year ended March 31, 2001, accompanies this notice, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

                                  AIRGAS, INC.

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on August 2, 2001.

         Stockholders of record at the close of business on June 18, 2001, will be entitled to vote at the Annual Meeting. At the close of business on June 18, 2001, 74,074,598 shares of the Company's $0.01 par value common stock ("Common Stock") were outstanding and entitled to vote. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about July 2, 2001.

         Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless you indicate otherwise on your proxy card, your shares will be voted FOR each of the Company's proposals 1, 2 and 3 and AGAINST the stockholder proposal, and at the discretion of the proxy holders on such other business as may properly come before the Annual Meeting. The Board of Directors unanimously recommends that you vote to approve each of the Company's proposals and vote against the stockholder proposal.

         Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business, but are not counted as shares voted and therefore have the effect of a vote against Proposals 2 and 3. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of the proposal.

         The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. Approval of the 2001 Employee Stock Purchase Plan (Proposal 2) and the ratification of the selection of the auditors (Proposal 3) require the approval of a majority of the outstanding shares of Common Stock present and entitled to vote at the meeting. Brokers are not precluded from voting on Proposals 2 and 3, and therefore broker non-votes will have the same effect as a vote against the proposals. With respect to the stockholder proposal, uninstructed shares may not be voted by brokers. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

         The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. The Company has also retained Corporation Investor Communications, Inc. to assist in the solicitation of proxies at an anticipated fee of $6,000.

                              ELECTION OF DIRECTORS

         The Bylaws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors, which shall be no less than seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class to be elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election. The three directors whose terms expire at the 2001 Annual Meeting have been nominated to serve for a term expiring at the 2004 Annual Meeting.

         The names and biographical summaries of the three persons who have been nominated to stand for election at the 2001 Annual Meeting and the remaining directors whose terms are continuing until the 2002 or 2003 Annual Meetings appear below. W. Thacher Brown, Frank B. Foster, III and Peter McCausland were elected by the stockholders at the 1998 Annual Meeting. Of the continuing directors, John A. H. Shober, Lee M. Thomas and Robert L. Yohe were elected by the stockholders at the 1999 Annual Meeting and James W. Hovey, Paula A. Sneed and David M. Stout were elected at the 2000 Annual Meeting.

         All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Governance and Compensation Committee.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. BROWN, MR. FOSTER AND MR. MCCAUSLAND.

         Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing until the 2002 and 2003 Annual Meetings.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 2004 ANNUAL MEETING:

W. Thacher Brown           Mr. Brown, age 53, has been the Chairman, President
                           and a director of 1838 Investment Advisors, LLC, an investment management company, since July 1988, President of 1838 Investment Advisors Funds since
                           1995, President of MBIA Asset Management since 1998 and a director of MBIA Insurance Company since 1999.
                           He is a director of the 1838 Bond Debenture Trading
                           Fund Inc., the 1838 Investment Advisors Funds and The
                           Harleysville Mutual Insurance Company, and was a
                           Senior Vice President and a director of Drexel
                           Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown has been a director of the Company since 1989.

Frank B. Foster, III       Mr. Foster, age 67, has been Chairman of DBH
                           Associates, a venture capital/consulting firm, since
                           1987. He was President and CEO of Diamond-Bathurst
                           Inc., a publicly-held manufacturer of glass containers, from 1975 until he founded DBH. He also serves as a director of FinCom Corporation, 1838
                           Investment Advisors Funds and OAO Technology
                           Solutions, Inc. Mr. Foster has been a director of the Company since 1986.

Peter McCausland           Mr. McCausland, age 51, has been a director of the
                           Company since June 1986, the Chairman of the Board and Chief Executive Officer of the Company since May
                           1987, President from June 1986 to August 1988, from
                           April 1993 to November 1995 and from April 1997 to
                           January 1999. Mr. McCausland serves as a director of Hercules, Inc. and as a member of the Board of Trustees of Eisenhower Fellowships, Inc.

DIRECTORS SERVING FOR TERMS EXPIRING AT THE 2002 ANNUAL MEETING:

John A.H. Shober           Mr. Shober, age 68, is a private investor and
                           corporate director. Mr. Shober serves as Vice
                           Chairman of the Board of Directors of MIBRAG mbH and a director of Anker Coal Group, Inc., C&D
                           Technologies, Inc., Ensign Bickford Industries, Inc.,
                           First Reserve Corporation, Hercules, Inc., and is a member of the President's Advisory Council of Eisenhower Fellowships, Inc. Mr. Shober has served as a director of the Company since 1990.

Lee M. Thomas              Mr. Thomas, age 57, is the Executive Vice
                           President-Consumer Products of Georgia-Pacific
                           Corporation. Mr. Thomas has held this and other senior executive positions within Georgia-Pacific
                           Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies
                           Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection
                           Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr.
                           Thomas also serves as a member of the Board of Directors of Research Atlanta. Mr. Thomas has served as a director of the Company since August 1998.

Robert L. Yohe             Mr. Yohe, age 65, is a private investor, corporate
                           director and advisor. He was Vice Chairman of Olin
                           Corporation and a member of its Board of Directors until 1994. Mr. Yohe is a director of Calgon Carbon
                           Corporation, Marsulex Inc. and The Middleby
                           Corporation. He also is a trustee of Lafayette
                           College. Mr. Yohe has served as a director of the Company since 1994.

DIRECTORS SERVING FOR TERMS EXPIRING AT THE 2003 ANNUAL MEETING:

James W. Hovey             Mr. Hovey, age 55, is President of The Fox Companies,
                           a diversified real estate development firm, which he joined in 1972, where he has been responsible for the development of numerous housing units and office buildings, and of a sports arena. In conjunction with The Fox Companies, Mr. Hovey is also currently involved in several start-up business ventures, including sales forecasting software and fitness and health care. Mr. Hovey also serves as an overseer of the Graduate School of the University of Pennsylvania, a member of the Advisory Board of the Wharton School Real Estate Center, a trustee of
                           Eisenhower Fellowships, Inc., and a trustee of the World Affairs Council in Philadelphia. Mr. Hovey has been a director of the Company since October 1999.

Paula A. Sneed             Ms. Sneed, age 53, is Group Vice President,
                           President, E-commerce and Marketing Services and a member of Kraft's Management Committee, the company's policy decision-making group. She is responsible for leading Kraft's innovation through the rapidly emerging field of E-Commerce, a division Kraft established in September 1999. Ms. Sneed also oversees Kraft's 600-person Marketing Services organization that ensures world-class marketing, including advertising, media, promotions, marketing research and other marketing disciplines for more than 100 major food brands. Ms. Sneed joined General
                           Foods Corporation (which later merged with Kraft
                           Foods) in 1977, and has served in various executive positions since 1986. She also serves as a trustee of the Illinois Institute of Technology and Simmons
                           College, and a member of the Executive Leadership
                           Council and The Chicago Network. Ms. Sneed is also a member of the Board of Westchester/Fairfield Inroads.
                           Ms. Sneed has been a director of the Company since
                           August 1999.

David M. Stout             Mr. Stout, age 47, has been President, U.S.
                           Pharmaceuticals, GlaxoSmithKline since 1999. Prior to that, he served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline
                           Beecham from October 1996 until 1998. Mr. Stout was
                           President of Schering Laboratories, a division of Schering-Plough Corporation, from 1994 until 1996. He held various executive and sales and marketing positions with Schering-Plough from 1979, when he joined the company, until 1994. Mr. Stout has been a director of the Company since August 1999.

BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held seven meetings during the year ended March 31, 2001. The average attendance by directors at these meetings was 98 percent. No incumbent director attended less than 75 percent of the aggregate Board and Committee meetings they were scheduled to attend.

         The standing committees of the Board of Directors are an Executive Committee, a Governance and Compensation Committee, an Audit Committee and a Finance Committee. During the year ended March 31, 2001, the Governance and Compensation Committee held four meetings, the Audit Committee held five meetings, and the Finance Committee held three meetings.

         The members of the Executive Committee are Peter McCausland, W. Thacher Brown and Frank B. Foster, III. As authorized by Delaware law and the Company's Bylaws, the Executive Committee may exercise all of the powers of the Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the Bylaws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity which has annual sales in excess of 20% of the annual sales of the Company or take any other action which may only be taken by the Board of Directors.

         The members of the Governance and Compensation Committee are David M. Stout, Lee M. Thomas, and Robert L. Yohe. Its responsibilities include the review of compensation practices and corporate benefit plans of the Company, and the review and recommendation of prospective officers and Board members. The Governance and Compensation Committee will consider written recommendations for nominees for directors which are submitted in accordance with the Company's Bylaws. Under the Bylaws, stockholders are entitled to nominate persons for election as directors only if, among other things, written notice has been given, in the case of an annual meeting, not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year's annual meeting. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.

         The members of the Audit Committee are Frank B. Foster, III, John A.H. Shober and Paula A. Sneed. Each member of the Committee is independent from the Company and its management. The Committee acts pursuant to a written charter adopted by the Board of Directors and attached as Exhibit A to this Proxy Statement. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting and reporting practices, internal controls, and compliance with laws and regulations. The Committee's primary duties are to:

o Assess the integrity of the Company's financial reporting process and system of internal control through discussions with management, the internal auditors and the independent auditors.

o Recommend for approval by the Board of Directors and ratification by the stockholders an independent firm of certified public accountants to serve as independent auditors for the Company.

o Assess the effectiveness, objectivity and independence of the independent auditors.

o Review the fees paid to the independent auditors and the extent to which the independent auditors may be retained to perform other services.

o    Monitor the effectiveness and objectivity of the internal audit function.

o Provide an avenue of communication among the independent auditors, internal auditors, management and the Board of Directors.

o Recommend to the Board of Directors that the audited financial statements be included in the Company's annual report to stockholders.

o Prepare the Report of the Audit Committee included in the annual proxy statement pursuant to Item 306 of Regulation S-K.

The Report of the Audit Committee for fiscal year 2001 appears on page 17.

         The members of the Finance Committee are W. Thacher Brown, James W. Hovey and John A.H. Shober. The purpose of the Committee is to review, advise and make recommendations to senior management and to the Board of Directors on the financial affairs, policies and programs of the Company. The Committee meets periodically, but not less than three times per year, to review financial issues of the Company, including the following: capital structure; policies regarding dividends, stock splits and stock repurchases; current and projected capital requirements and the issuance of debt and equity securities; credit agreements and major changes thereto and borrowings and financings of every nature; insurance programs and practices for managing insurable risks; and strategic and business planning processes.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company are paid an annual retainer of $12,000 plus a fee of $1,500 for each Board or Committee meeting attended, and are entitled to participate in the 1997 Directors' Stock Option Plan (the "Directors' Plan").

         In order to closely align the interests of directors with those of stockholders, a majority of the directors' compensation is in the form of stock options. The number of options granted is determined annually by the Governance and Compensation Committee. The exercise price of each option is equal to the fair market value on the date of grant, is exercisable immediately and has a term of 10 years. On August 2, 2000, each Board member was granted 12,500 options with a $5.25 exercise price.

         The Chairmen of the Audit Committee, the Governance and Compensation Committee and the Finance Committee also receive an additional $3,000 annual retainer. Directors are also reimbursed for their travel expenses for attendance at Board and Committee meetings.

FILINGS UNDER SECTION 16(A)

          Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of the securities with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required to furnish the

Company with copies of all Section 16(a) forms they file. The Company knows of no greater than ten percent stockholders, other than one person who is an officer and director and his spouse.


         Based solely on its review of the copies of the forms received by it with respect to the 2001 fiscal year, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all of its officers and directors complied with all filing requirements applicable to them, with the following exceptions: (i) Andrew R. Cichocki failed to file one Form 4 regarding one transaction; (ii) Jeffrey P. Cornwell failed to report one transaction on a Form 4 timely filed by him; (iii) Rudi G. Endres failed to file one Form 4 regarding one transaction; (iv) Frank B. Foster, III, failed to file one Form 4 regarding one transaction; (v) Samuel H. Goldstein, a former officer of the Company, failed to file one Form 4 regarding one transaction; and
(vi) John Musselman failed to report two transactions on a Form 4 timely filed by him. Each of the referenced reporting persons filed a Form 5 for the fiscal year ended March 31, 2001 to correct the failures to report the referenced transactions.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation paid during the fiscal years ended March 31, 2001, 2000 and 1999 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the 2001 fiscal year.


         SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                               LONG TERM COMPENSATION
                          ----------------------------------------------   --------------------------------------------------------

                                                                                            SECURITIES                 ALL OTHER
   NAME AND PRINCIPAL    FISCAL                          OTHER ANNUAL       RESTRICTED      UNDERLYING       LTIP    COMPENSATION
        POSITION          YEAR   SALARY($)    BONUS($)   COMPENSATION(1)   STOCK AWARDS     OPTIONS(#)     PAYOUTS      ($)(1)
        --------          ----   ---------    --------   ---------------   ------------     ----------     -------      ------

Peter McCausland          2001    550,000     200,000        (1)                None          150,000       None      5,687    (2)
CHAIRMAN AND              2000    550,000     100,000                           None          130,000       None      5,530
CHIEF EXECUTIVE OFFICER   1999    550,000        -0-                            None          130,000       None      4,778

Roger F. Millay           2001    255,000      64,388        (1)                None           31,000       None      1,437    (4)
SENIOR VICE PRESIDENT -   2000     81,846      60,000                           None           30,000       None         68
FINANCE AND CHIEF
FINANCIAL OFFICER  (3)

Ted R. Schulte            2001    225,000      91,775        (1)                None           25,000       None      7,474    (5)
SENIOR VICE PRESIDENT -   2000    216,420      75,260                           None           21,000       None      4,503
GAS OPERATIONS            1999    184,120      89,270                           None           16,500       None      4,458

Alfred B. Crichton        2001    186,300      66,807        (1)                None           29,000       None      7,650    (6)
DIVISION PRESIDENT-       2000    180,000      44,105                           None           26,000       None      7,308
WEST                      1999    170,000      28,050                           None           35,000       None      6,766

Glenn M. Fischer          2001    182,380      60,606(7)     (1)                None          150,000       None         68    (8)
PRESIDENT AND CHIEF
OPERATING OFFICER  (7)

---------------------------------------------

(1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.
(2) Consists of $5,525 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan, and the value of life insurance premiums of $162 paid for the benefit of Mr. McCausland.
(3) Mr. Millay has served as Senior Vice President-Finance and Chief Financial Officer since November 1999.
(4) Consists of $1,275 of employer matching contributions under the Company's 401(k) Plan and the value of life insurance premiums of $162 paid for the benefit of Mr. Millay.
(5) Consists of $7,312 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $162 paid for the benefit of Mr. Schulte.
(6) Consists of $7,488 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $162 paid for the benefit of Mr. Crichton.
(7) Mr. Fischer has served as President and Chief Operating Officer since November 2000. Mr. Fischer's compensation does not include $140,000 paid to him as a non-recurring signing bonus.
(8) Consists of the value of life insurance premiums of $68 paid for the benefit of Mr. Fischer.

OPTION GRANTS DURING FISCAL YEAR 2001

         The following table provides information related to options granted to the named executive officers during fiscal year 2001. The Company does not have any outstanding stock appreciation rights.

                                                                                            POTENTIAL REALIZATION VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                          OR OPTION TERM (1)
------------------------------------------------------------------------------------------  ----------------------------------------

                                NO. OF       % OF TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING      GRANTED TO
                               OPTIONS        EMPLOYEES IN   EXERCISE         EXPIRATION
            NAME            GRANTED (#)(2)    FISCAL YEAR   PRICE ($/SH)          DATE       0%($)(3)     5%($)(3)       10%($)(3)
            ----            --------------    -----------   ------------          ----       --------     ---------      ---------
Peter McCausland               150,000            8.4%         5.50         May 15, 2010        0        518,838         1,314,838

Roger F. Millay                 31,000            1.7%         5.50         May 15, 2010        0        107,227           271,733

Ted R. Schulte                  25,000            1.4%         5.50         May 15, 2010        0         86,473           219,140

Alfred B. Crichton              29,000            1.6%         5.50         May 15, 2010        0        100,309           254,202

Glenn M. Fischer               150,000            8.4%         6.81         Sept. 28, 2010      0        642,416         1,628,008

-----------------------

       (1) These amounts, based on assumed appreciation rates of 0%, 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

       (2) Represents options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning on the date of their grant.

       (3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders. If the named executive officers realize the appreciated values based on the 5% and 10% appreciation rates set forth in the table, total stockholder value will have appreciated by approximately $280 million and $710 million, respectively, and the value of the named executive officers' appreciation will be approximately 0.5% of the total stockholders' appreciation. Potential stock price appreciation to all stockholders is calculated based on a total of 74.1 million shares of Common Stock outstanding and entitled to vote on June 18, 2001 and a price of $6.01 per share, the weighted average exercise price of options granted in fiscal year 2001 referred to in the table above.

AGGREGATED OPTION EXERCISES DURING FISCAL YEAR 2001
AND FISCAL YEAR-END OPTION VALUES

       The following table provides information related to employee options exercised by the named executive officers during fiscal year 2001 and the number and value of such options held at fiscal year-end.

                                                                           NUMBER OF SECURITIES
                                                                                UNDERLYING             VALUE OF UNEXERCISED
                                                                            UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                                                                AT FISCAL                 AT FISCAL
                                   SHARES ACQUIRED          VALUE               YEAR-END(#)               YEAR-END($)(2)
                 NAME              ON EXERCISE (#)     REALIZED ($)(1)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
                 ----              ---------------     ---------------   -----------  -------------   -----------  -------------

         Peter McCausland                -0-                 -0-           982,869       345,000       2,680,625      357,000

         Roger F. Millay                 -0-                 -0-             7,500        53,500             -0-       73,780

         Ted R. Schulte                  -0-                 -0-            13,500        49,000             -0-       59,500

         Alfred B. Crichton              -0-                 -0-           208,750        72,250         175,364       69,020

         Glenn M. Fischer                -0-                 -0-               -0-       150,000             -0-      160,500
       --------------------

         (1) Represents the difference between the option exercise price and the market value on the date of exercise.
         (2) Value based on the closing price of $7.88 per share on March 31, 2001, less the option exercise price.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

         The Company has entered into "change-of-control" agreements ("Change-of-Control Agreements") with Mr. McCausland, Mr. Fischer, Mr. Millay, Mr. Schulte, Mr. Crichton and ten other key management personnel. The terms of the agreements are consistent with similar agreements used in other major U.S. public corporations and provide salary and benefit continuation if the executive is terminated upon a change-of-control. A change-of-control is defined to include events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of the Company's then outstanding securities; or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of the Company's then outstanding securities. Under the Change-of-Control Agreements, following the executive's termination, he or she would be entitled to a lump sum payment equal to one to three times (depending upon the executive) the executive's annual base salary at the time of termination plus the executive's potential bonus amount for the fiscal year in which the change-of-control occurred. The executive's health and welfare benefits would also continue for two or three years, depending upon the executive, and the executive would be vested in all stock options and restricted stock. The cash and non-cash amounts payable under the Change-of-Control Agreements and under any other arrangements with the Company are limited to the maximum amount permitted without the imposition of an excise tax under the Internal Revenue Code. Generally, this would limit an executive's benefits to
2.99 times the executive's average annual compensation for the preceding five years.

         Subject to the above limitation of 2.99 times average annual compensation, in addition to Mr. McCausland's right to payment of two times his annual salary and bonus under his Change-of-Control

Agreement, under an arrangement entered into in 1992, in the event of the termination of Mr. McCausland's employment for any reason including a change of control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options. Generally, the limitation under Mr. McCausland's Change-of-Control Agreement would reduce the amount payable under his 1992 arrangement to the extent that the aggregate benefits under the Change-of-Control Agreement and the 1992 arrangement exceed
2.99 times his average annual compensation for the preceding five years.

                 GOVERNANCE AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Governance and Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Under the supervision of the Governance and Compensation Committee, the Company has developed and implemented compensation policies, plans and programs. The Committee is composed of three independent, non-employee directors. Following review and approval by the Governance and Compensation Committee, all issues pertaining to executive compensation (other than the granting of stock options or restricted stock awards under the Company's stock option plans and the establishment of performance goals under the Company's management bonus plans) are submitted to the full Board of Directors for approval.

         Since its inception, the Company has maintained the philosophy that compensation of its entire management team, including executive officer level positions through operating management positions at the Company's operating subsidiaries, should be directly and materially linked to operating performance. To achieve this linkage, compensation is heavily weighted towards bonuses paid on the basis of performance and to the award of stock options to a relatively broad level of operating management.

COMPENSATION PRINCIPLES

         The foundation of the management compensation program is based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The program:

         o Rewards executives for long-term strategic management and the enhancement of shareholder value through the award of stock options as a significant percentage of total compensation.

         o Integrates compensation programs with both the Company's annual and longer-term strategic planning and measurement processes.

         o Provides flexibility in order to maximize local autonomy, which the Company views as an important element of its success.

EXECUTIVE COMPENSATION PROGRAM

         The total compensation program consists of both cash and equity based compensation. The annual compensation consists of a base salary and an annual bonus under the Company's management bonus plans. Incentive compensation is closely tied to corporate and individual performance in a manner that encourages a continuing focus on building profitability and shareholder value. Periodically, the Committee determines the salary ranges for executive officers upon review of salary ranges in companies comparable in size in terms of annual sales and capitalization. The comparison group includes companies in the specialty chemicals industry plus distribution companies and fast growth companies outside of the Company's industrial classification. The Committee included companies outside of the Company's industry in the comparison group because it believes that the Company is similar in certain respects to such companies. Actual salary changes are based upon individual and Company-wide performance and generally are comparable to the median salary levels paid at companies in the comparison group. The individual's performance is measured against specific management objectives, such as pre-tax profits, operating cash flow, debt repayment, safety targets, programs for training and development of personnel and sales and marketing programs.

         In addition to salary, there is the opportunity to earn significantly higher total compensation through incentive bonus and stock option programs. The bonus and stock option components are "at risk," meaning that the ultimate value of the compensation depends on such factors as Company financial performance, individual performance and stock price. This at risk portion of the Company's executive compensation ranges from approximately 45% to 65% of total compensation, which represents a higher portion of total compensation than for most of the companies in the comparison group. The Committee approves the participation of key executives in the Management Bonus Plan. Awards for executive officers vary with a combination of the Company's achievement of cash flow and earnings goals and are then adjusted up or down for the executive's achievement of specified objectives and individual job performance. The objectives that the Committee considers are the same as those used to determine salary. The Committee relies on these quantitative and qualitative measures and it uses subjective judgment and discretion in light of these measures and the Company's compensation principles described above to determine base salaries and bonuses.

         Long-term incentives are provided through the grant of stock options. The Committee reviews and approves the participation of executive officers of the Company and its subsidiaries under the Company's stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. The size of option grants are based upon position level. The Committee determines the percentage of total compensation which is to consist of the value of stock options for each position level, adjusting that value to determine the options granted using the Black-Scholes method. During fiscal 2001, the value of options granted was generally between 30% and 55% of an executive officer's total compensation. Through grants of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. As with the determination of base salaries and bonuses, the Committee relies on quantitative and qualitative measures, exercising subjective judgment and discretion in view of these measures and the Company's general policies. Executive officers may also participate in the Company's 401(k) Plan, which includes Company matching contributions and discretionary contributions based on the Company's profitability, and the Company's Employee Stock Purchase Plan, which permits eligible employees to purchase shares of the Company's Common Stock at a 15% discount from the market price.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Governance and Compensation Committee reviewed the Chief Executive Officer's compensation for fiscal year 2001 and determined that his base salary would remain the same as it had been in fiscal year 2000. This base salary approximates the median level of chief executive officers of the comparison group of companies and is consistent with the Company's objective of paying a higher level of compensation through its at risk bonus and stock option programs. A fiscal year 2001 bonus of $200,000 was awarded to the Chief Executive Officer. This was the result of the Company achieving certain of the objective performance targets of pre-tax earnings, gross profit growth, and debt repayment (exclusive of acquisition related debt and certain special charges) as set forth in the Management Bonus Plan, and certain other operating objectives. In determining the number of shares to be awarded as stock options, the Committee considered the executive compensation paid by the comparison group of companies and the Chief Executive Officer's performance.

DEDUCTIBILITY

         The Company intends, to the extent reasonably practicable, to minimize the non-deductibility, under the Internal Revenue Code (the "Code"), of compensation paid to its executive officers while maintaining the flexibility of its compensation programs to attract and retain highly qualified executives in a competitive environment.

GOVERNANCE AND COMPENSATION COMMITTEE

Robert L. Yohe, Chairman
David M. Stout
Lee M. Thomas

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         Below is a graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P MidCap 400 Chemicals Index and the S&P MidCap 400 Index for the period of five years commencing April 1, 1996 and ended March 31, 2001.

         The Company has approved the use of the S&P MidCap 400 Chemicals Index and the S&P MidCap 400 Index for purposes of this performance comparison because they include companies of similar size to that of the Company.

--------------------------------------------------------------------------------
                                  AIRGAS, INC.
                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
--------------------------------------------------------------------------------



                              [PERFORMANCE GRAPH]



------------------------------------------------------------------------------------------------------
March 31                        1996     1997        1998        1999         2000        2001
------------------------------------------------------------------------------------------------------
   Airgas                       100       84.91       86.79       42.14        41.82       39.65
------------------------------------------------------------------------------------------------------
   S&P MidCap 400 Chemicals     100       82.95      109.38       57.49        58.78       62.29
------------------------------------------------------------------------------------------------------
   S&P MidCap 400               100      110.62      164.86      165.59       228.67      212.75
------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
The graph above assumes that $100 was invested on April 1, 1996, in Airgas, Inc.

   Common Stock, S&P MidCap 400 Chemical Index, and the S&P MidCap 400 Index.
--------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

         The Company leases office space from William A. Rice, Jr., the Company's former President and Chief Operating Officer, who resigned from the position on November 1, 2000. The lease has a term of five years ending in fiscal 2002, with a five-year renewal option. During fiscal 2001, the Company paid rent of $80,899 under the lease. The Company believes that the terms of the lease are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

                               SECURITY OWNERSHIP

         The following table sets forth certain information, according to information supplied to the Company regarding the number and percentage of shares of the Company's Common Stock beneficially owned on March 31, 2001 (i) by each person who is the beneficial owner of more than 5% of the Common Stock;
(ii) by each director and nominee for director; (iii) by each executive officer named in the Summary Compensation Table; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

                                                    AMOUNT AND NATURE OF                        PERCENTAGE OF
  NAME OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)                   SHARES OUTSTANDING
------------------------------------------ --------------------------------------- --------------------------------------
Peter McCausland
612 East Gravers Lane
Wyndmoor, PA .............................              10,757,419 (2)(3)(5)                      15.5 %

Bonnie F. McCausland
612 East Gravers Lane
Wyndmoor, PA .............................               9,706,924 (2)(4)                         14.2 %

W. Thacher Brown..........................                 139,250 (2)(6)                          *

Frank B. Foster, III......................                  88,850 (2)                             *

John A. H. Shober.........................                  89,250 (2)                             *

Lee M. Thomas ............................                  26,750 (2)(7)                          *

Robert L. Yohe ...........................                  58,250 (2)                             *

Paula A. Sneed ...........................                  19,750 (2)                             *

David M. Stout ...........................                  18,750 (2)                             *

James W. Hovey ...........................                  51,250 (2)                             *

Roger F. Millay............................                 19,985 (2)(5)                          *

Ted R. Schulte ............................                 31,305 (2)(5)                          *
`
Alfred B. Crichton.........................                259,236 (2)(5)                          *

Glenn M. Fischer...........................                    -0-                                 *

Airgas, Inc. Employee Benefits Trust
259 N. Radnor-Chester Rd., Suite 100
Radnor, PA 19087...........................              5,700,801 (8)                            7.7%

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401.....................              4,068,401 (9)                            6.0%

Pacific Financial Research
9601 Wilshire Blvd, Suite 800
Beverly Hills, CA 90210....................              4,890,400 (10)                           7.2%

All directors and executive officers
as a group (19 persons).....................            12,256,839 (2)(3)(4)(5)(6)(7)            17.4%

-----------------------------------------

*  Less than 1% of the outstanding Common Stock

(1) Includes all options and other rights to acquire shares exercisable on or within 60 days of March 31, 2001.
(2) Includes the following number of shares of Common Stock which may be acquired by certain directors, executive officers and five percent stockholders through the exercise of options which were exercisable as of March 31, 2001 or became exercisable within 60 days of that date:
         Mr. McCausland, 1,398,000 shares; Mrs. McCausland, 398,264 shares held for the benefit of her children; Mr. Brown, 59,250 shares; Mr. Foster, 59,250 shares; Mr. Shober, 59,250 shares; Mr. Thomas, 24,750 shares; Mr. Yohe, 43,250 shares; Ms. Sneed, 18,750 shares; Mr. Stout, 18,750 shares; Mr. Hovey, 18,750 shares; Mr. Schulte, 26,625 shares; Mr. Millay, 15,250 shares; Mr. Crichton, 229,000 shares; and all directors and executive officers as a group, 2,282,865 shares.
(3) Investment and/or voting power with respect to 9,693,061 of such shares are shared with, or under the control of, Mr. McCausland's spouse, Bonnie McCausland, and other members of Mr. McCausland's immediate family, and 12,363 shares are held by a charitable foundation of which Mr. McCausland is an officer and director.
(4) Investment and/or voting power with respect to 9,693,061 shares are shared with, or under the control of, Mrs. McCausland's spouse, Peter McCausland, and other members of Mrs. McCausland's immediate family, and 12,363 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director.
(5) Includes the following shares of Common Stock held under Airgas' 401(k) Plan as of March 31, 2001: Mr. McCausland, 38,159 shares; Mr. Millay, 510 shares; Mr. Schulte, 1,162 shares; Mr. Crichton, 10,273 shares; and all executive officers as a group, 72,600 shares.
(6)      Includes 8,000 shares owned by members of Mr. Brown's immediate family.

(7)      Includes 2,000 shares owned by members of Mr. Thomas' immediate family.
(8) The Airgas, Inc. Employee Benefits Trust has shared dispositive power as to 5,700,801 shares.
(9) Dimensional Fund Advisors Inc. ("Dimensional"), an investment adviser, filed a Schedule 13G dated February 2, 2001, upon which the Company has relied in making this disclosure. Dimensional has sole voting and dispositive power as to 4,068,401 shares. Dimensional disclaims beneficial ownership as to all 4,068,401 shares.
(10) Pacific Financial Research, an investment adviser, filed a Schedule 13G dated February 14, 2001, upon which the Company has relied in making this disclosure. Pacific Financial Research has sole voting power as to 4,771,900 shares, and sole dispositive power as to 4,890,400 shares, and shares voting power as to 118,500 shares.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2001 with the Company's management and with the independent auditors. The Committee reviewed with the independent auditors their judgment as to the quality of the Company's application of generally accepted accounting principles and other such matters as required by Statement on Auditing Standards No. 61, "Communications with Audit Committees," as amended.

     The Committee discussed with both the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee periodically met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, evaluations of internal controls and overall quality of the Company's financial reporting.

     The Committee has discussed with and received written disclosure and the letter from the independent auditors required by Independence Standard No. 1, "Independence Discussions with Audit Committees," as amended, as to their independence from the Company and its management.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, subject to stockholders' ratification, the selection of KPMG LLP as the Company's independent auditors for the 2002 fiscal year.

AUDIT COMMITTEE

Frank B. Foster, III, Chairman
John A.H. Shober
Paula A. Sneed

                             PROPOSAL TO APPROVE THE
                        2001 EMPLOYEE STOCK PURCHASE PLAN

         On May 9, 2001, the Board of Directors approved the 2001 Employee Stock Purchase Plan ("Employee Stock Purchase Plan") subject to approval by the Company's stockholders. The 2001 Employee Stock Purchase Plan will replace the 1998 Employee Stock Purchase Plan which has an insufficient number of shares available to provide future issuances of shares and is substantially the same as the proposed plan. The text of the Employee Stock Purchase Plan is set forth in Exhibit B to this Proxy Statement. The following summary of the Employee Stock Purchase Plan is subject to, and qualified in its entirety by reference to, Exhibit B.

VOTE REQUIRED FOR APPROVAL

         To be adopted, the Employee Stock Purchase Plan must be approved by a majority of the outstanding shares of Common Stock represented and entitled to vote at the meeting.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN.

SUMMARY OF THE EMPLOYEE STOCK PURCHASE PLAN

         The Employee Stock Purchase Plan is designed to encourage and assist employees of the Company and its subsidiaries to share an equity interest in the Company through the purchase of Common Stock of the Company at a discount. It is the intention of the Company to have the Employee Stock Purchase Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). A discussion of the tax consequences under the Employee Stock Purchase Plan is set forth below. The Employee Stock Purchase Plan is not intended to be a plan that meets the requirements of section 401(a) of the Tax Code, and it is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended.

         The Employee Stock Purchase Plan will be administered by the Company's Governance and Compensation Committee (the "Committee"), consisting of at least two members. The members of the Committee will be entitled to indemnification in accordance with the Company's bylaws.

         The Employee Stock Purchase Plan allows eligible employees to become participants in the Employee Stock Purchase Plan during the first trading day that occurs in January, April, July or October of each year. Each eligible employee who enrolls in the Employee Stock Purchase Plan is granted an option to purchase shares of Common Stock under the plan, which option will expire after 27 months, subject to change by the Committee. A total of 1,500,000 shares of Common Stock, subject to adjustment, have been reserved for issuance under the Employee Stock Purchase Plan.

         Participation in the Employee Stock Purchase Plan is limited to employees of the Company and any subsidiary of the Company (other than subsidiaries specifically excluded from participation by the Board of Directors) who work at least 20 hours per week and at least five months per calendar year, except for employees who beneficially own 5% or more of the voting power of the Company's stock. It is anticipated that approximately 7,500 employees of the Company and its subsidiaries will be eligible to participate. The discount will generally be 15 percent of the market price of the Common Stock at the date of purchase, or, if less, 15 percent of the market price of the Common Stock at the date of enrollment in the Employee Stock Purchase Plan, or such lower percentage as the Committee determines. If the market price of the stock is lower on a subsequent enrollment date than it was on the employee's enrollment date, the employee's option is automatically replaced with a new option at that lower market price.

         Payment for shares purchased under the option can be made only through payroll withholding, up to a maximum of 15%, or such lesser percentage established by the Committee, of the employee's regular salary payments and overtime pay as directed by the employee upon enrollment in the Employee Stock Purchase Plan. The Company shall then apply the funds withdrawn from the employee's pay to purchase shares of Common Stock on each of four purchase dates per year. The option granted pursuant to the Employee Stock Purchase Plan can in no event give the employee the right to purchase shares in a calendar year with a fair market value in excess of $25,000, determined as of the applicable enrollment date.

         The rights of employees participating in the Employee Stock Purchase Plan are not transferable by operation of law or otherwise, except that amounts accrued through payroll withholding that have not been applied to purchase stock are to be paid in cash to the legal representative of the employee's estate upon the employee's death. The Committee may amend or terminate the Employee Stock Purchase Plan or outstanding options at any time, without notice, including amendments necessary to preclude a charge to earnings under applicable accounting rules, provided that stockholder approval is required for any amendment which would (1) increase the number of shares reserved for purchase under the Employee Stock Purchase Plan; or (2) amend the requirements regarding the class of employees eligible to purchase stock under the Employee Stock Purchase Plan.

SUMMARY OF TAX CONSEQUENCES OF THE EMPLOYEE STOCK PURCHASE PLAN

         The following discussion of certain federal income tax consequences of the Employee Stock Purchase Plan is based on the Tax Code provisions in effect on the date of this Proxy Statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and the tax consequences may vary depending on the personal circumstances of individual employees.

         If the Employee Stock Purchase Plan is approved by the stockholders at the meeting, the Employee Stock Purchase Plan will qualify under Section 423 of the Tax Code. As such, if no disposition of the shares of Common Stock purchased by an employee occurs within one year of the date of purchase and within two years of the applicable enrollment date, no income tax consequences will arise for the employee at the time of purchase. Instead, he or she will have taxable ordinary income at the time of the disposition of the shares to the extent of the lesser of (i) the difference between the purchase price and the market price of the Common Stock at the date of enrollment and (ii) the actual gain (the amount that the market value of the shares on the date of sale exceeds the participant's purchase price). Any additional gain upon sale of the shares will be capital gain. There will be no tax consequences to the Company. If the shares are sold for less than the purchase price, there will be no ordinary income, and the participant will have a long-term capital loss of the difference between the sale price and the purchase price.

         If a participating employee sells or otherwise disposes (including by gift) of the shares of Common Stock prior to the time periods referenced above (a "disqualifying disposition"), the employee will have taxable ordinary income at the time of the disqualifying disposition to the extent that the fair market value of the stock on the date of purchase exceeds the participant's purchase price. The amount will be taxable in the year of the disqualifying disposition regardless of whether the sale price (or in the case of a gift, the fair market value on the date of gift) exceeds the purchase price. If the disposition is a sale, any change in the value of the shares after the date of purchase will be a capital gain or loss. The Company will be allowed a tax deduction equal to the amount of ordinary income realized by the employee upon a disqualifying disposition.

OTHER INFORMATION CONCERNING THE EMPLOYEE STOCK PURCHASE PLAN.

         No determination can be made at this time as to the amount of stock that will be purchased, the number or identity of employees who will participate, or the time or times when stock will be purchased, since such amounts will be determined within the sole discretion of the employees who choose to participate in the Employee Stock Purchase Plan.

STOCK PRICE INFORMATION

         The closing price of the Company's Common Stock on the New York Stock Exchange on June 28, 2001 was $11.45.

                         PROPOSAL TO RATIFY ACCOUNTANTS

         The Board of Directors has selected the firm of KPMG LLP as its independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2002. The Board of Directors has proposed that the stockholders ratify the selection of KPMG LLP. This firm audited the Company's financial statements for the fiscal year ended March 31, 2001. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

         The Company paid the following fees to the independent auditors for services provided to the Company during fiscal 2001:

o    Audit Fees:
     Aggregate fees billed for professional services rendered for the audit of the Company's fiscal year 2001 annual financial statements and reviews of the financial statements included in the Company's quarterly report on Forms 10-Q were $430,000.

o    Financial Information System Design and Implementation Fees:
     There were no such services provided by the independent auditors during fiscal year 2001.

o    All Other Fees:
     Aggregate fees billed principally related to the audits of the Company's employee benefit plans and the Company's trade receivables securitization were $126,000.

     The Audit Committee considered whether the services provided above are compatible with maintaining the independent auditor's independence.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.

                              STOCKHOLDER PROPOSAL

         The following proposal, for which the Board of Directors and the Company accept no responsibility and urge stockholders to vote against, was submitted by Wynnefield Partners Small Cap Value, L.P. ("Wynnefield"), a stockholder of the Company. Wynnefield has informed the Company that its address is 450 Seventh Avenue, Suite 509, New York, New York 10123 and that it is the beneficial owner of 183,100 shares of the Company's Common Stock, and together with its affiliates, Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Small Cap Value Offshore Fund Ltd., beneficially owns 400,000 shares of the Company's Common Stock.

PROPOSED RESOLUTION OF STOCKHOLDER

                  "RESOLVED, that the stockholders of Airgas, Inc. (the "Company") hereby request the Company's Board of Directors to promptly establish and authorize a committee of independent, non-employee directors to work with the Company's senior management and to engage outside professional advisors, as necessary, to identify and develop strategic alternatives to maximize current stockholder value, specifically with a view to consummation of a business combination, sale of control or similar extraordinary corporate transaction with a strategic partner."

SUPPORTING STATEMENT SUBMITTED BY STOCKHOLDER

                  "Wynnefield believes the Company's performance has negatively impacted the market value of the Company's Common Stock. During the fiscal year ended 3/31/97, the reported closing sale price of the Common Stock peaked at $26.88; whereas the reported closing sale price of the Common Stock on 2/28/01 was $8.11. Earnings per share of Common Stock (calculated on a fully diluted basis, excluding non-recurring gains and special and other charges, "EPS") for the fiscal year ended 3/31/97 were $0.65, compared to $0.52 for the fiscal year ended 3/31/00. Moreover, in connection with implementation of the Company's acquisition strategy, the Company's outstanding long-term debt increased by approximately 167%, from approximately $260 million at 3/31/95 to approximately $694 million at 12/31/00.

                  We believe it is apparent from the above information, derived from the Company's periodic reports and financial news services, that the acquisition of non-core businesses has served only to leverage up the Company and, instead of generating significant EPS increases, has generated EPS decreases.

                  We believe mid-sized capitalization chemical companies have difficulty achieving core business critical mass and maximizing value and returns for investors. Data published by Standard & Poor's and Bloomberg, L.P. indicates that during the five-year period ended 2/28/01, return on investment ("ROI") in the Common Stock was approximately negative 54.94%. During the same period, ROI was approximately negative 11.14% in the S&P MidCap 400 Chemicals Index (the "MDCHEM") -- the index selected by the Company for comparative performance graph purposes in its Definitive Proxy Statement dated 6/30/00. Therefore, we conclude that the Common Stock substantially underperformed the MDCHEM.

                  We note that over the same period, ROI in the S&P Chemicals (SPCHMC) Composite Index (for larger companies) gained approximately 33.59%, thereby outperforming both the Common Stock and the MDCHEM.

                  We believe that excessive senior management turnover has eroded investor, community and financial market confidence in the Company's performance and the Common Stock. Notably, the Company has had three different Chief Financial Officers during the past three years and has replaced both the Chief Information Officer and Chief Operating Officer since the date of the Company's Definitive Proxy Statement dated 6/30/00.

                  FOR THE FOREGOING REASONS, WE BELIEVE IMMEDIATE STEPS SHOULD BE TAKEN TO MAXIMIZE CURRENT STOCKHOLDER VALUE AND WYNNEFIELD RECOMMENDS THAT YOU VOTE "FOR" ITS SHAREHOLDER PROPOSAL."

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

         The Board of Directors unanimously recommends a vote AGAINST the proposal and firmly believes that the implementation of the proposal described above would not be in the best interests of the stockholders and would not, in fact, "maximize value" to the stockholders.

         The Board of Directors consists of experienced individuals who are familiar with the Company's businesses and the markets in which the Company operates. Eight of the Company's nine Board Members are outside directors, and are therefore independent of management. The Board of Directors and management of the Company remain committed to increasing stockholder value and at all times are willing to consider alternative strategies to accomplish this goal. The Board of Directors, together with management and outside advisors, regularly evaluate the Company's strategies for maximizing stockholder value and continue to concentrate on improving the Company's earnings on a long-term, sustained basis. During the past year, the Board of Directors appointed a special committee of independent directors which asked the Company's financial advisor, Goldman, Sachs & Co., to review alternatives to maximize stockholder value, including a business combination with or sale of control to a strategic partner. After consultations with its financial advisor, the Board of Directors concluded that the best course of action to take to maximize stockholder value was to execute the Company's strategies now in place. In light of this recent determination, adoption of the stockholder proposal would result in a wasteful and duplicative use of corporate resources.

         The Board of Directors believes that the proposal described above could seriously prejudice and jeopardize the financial interests of the Company's stockholders. The sale of a company involves an examination of a complex array of factors, including the changing competitive environment, the state of the economy, availability of potential buyers, long-term and short-term prospects of the businesses and many other factors. Acting hastily to force a sale of the Company would force the Company to negotiate with bidders from a position of weakness and obstruct the ability of the Board of Directors to maximize stockholder value. Furthermore, in light of the fact that current public market valuations of integrated gas producers and distribution companies, including the Company, are extremely low compared to other periods, the Board of Directors believes that implementation of the stockholder proposal would be akin to a "fire sale" and would therefore be contrary to the best interests of the Company's stockholders.

         In addition, although the proposal only requests and does not obligate the Board of Directors to take the recommended action, the Board of Directors believes that an announcement that the stockholder proposal has been adopted could severely damage the Company's relationships with its lenders, customers, suppliers, employees and other constituencies. Such results could have an adverse impact on the Company's ability to compete effectively in the short and long term, leading to a potential decline in revenues, profits and stockholder value.

         The Board of Directors believes that, at present, the interests of the stockholders are best served by the Company focusing primarily on increasing operating earnings. Therefore, the Company will attempt to improve its long-term prospects by continuing to focus on internal growth and acquisitions and alliances which will complement the Company's businesses and result in improved operating efficiencies. The Board of Directors believes that continued focus on the Company's internal growth, acquisition strategies and improved operating efficiencies will enhance stockholder value over the long term.

         The Board of Directors believes that positive trends in the Company's recent operating results supports the Board's current strategic plans. Net earnings for the quarter ended March 31, 2001 were $0.12 per share compared to $0.08 per share in the fourth quarter of the prior year. In addition, the strong cash flow characteristics of the Company's business permitted the Company to pay down approximately $113 million of debt in fiscal 2001. The Company's same store sales growth of 2.5% in the quarter ended March 31, 2001, in the face of deteriorating U.S. manufacturing conditions, continued an encouraging 12-month trend of sales growth attributable to strategic accounts, cross-selling of gases, hardgoods and safety products to the Company's current customers, and the growth of private label and strategic products. The success of the Company's strategies has been reflected in its stock price, which increased 92% from $5.375 at May 31, 2000, to $10.30 at May 31, 2001, and 25% since the stockholder submitted its proposal.

         The Board of Directors is aware that on June 27, 2001, Wynnefield filed with the SEC a letter addressed to the Company's stockholders. The Board of Directors believes that the letter merely reiterates the stockholder's proposal and raises no additional issues.

         Regardless of the outcome of the vote on this proposal, the Board of Directors, consistent with its fiduciary duty to the stockholders, has and will continue to consider all reasonable avenues to increase stockholder value. However, the Board of Directors believes it is in the best interests of the stockholders to allow the Board of Directors to maintain flexibility in determining the appropriate courses of action. Therefore, for all of the reasons stated above, the Board of Directors urges stockholders to vote AGAINST this proposal.

REQUIRED VOTE

         The approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock of the Company as of the record date, present in person or represented by proxy. Abstentions will have the same effect as a vote cast against the proposal, and broker non-votes will have the effect of reducing the number of affirmative votes required for approval of the proposal. Uninstructed shares may not be voted by brokers on the stockholder proposal.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                           STOCKHOLDERS' PROPOSALS FOR
                               NEXT ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT

         Under the rules of the Securities and Exchange Commission, if a stockholder wants to submit a proposal for inclusion in the Proxy Statement and presentation at the 2002 Annual Meeting, the proposal must be received by the Company, attention: Mr. Todd R. Craun, Secretary, at the principal offices of the Company, by March 4, 2002.

OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING

         For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2002 Annual Meeting, the Company's Bylaws require, and the Securities and Exchange Commission rules permit, that the proposal be received at the Company's principal executive offices not earlier than April 4, 2002 and not later than May 4, 2002. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after August 1, 2002 the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. The Bylaws also provide that the notice must contain certain information regarding the proposal and the nomination.

                                    EXHIBIT A

                                  AIRGAS, INC.
                             AUDIT COMMITTEE CHARTER

PURPOSE

         The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities to the shareholders, potential shareholders, and investment community relating to the accounting and reporting practices and financial results, the quality of the systems of internal controls established by management, the degree of compliance with laws, regulations and the Business Conduct Policy, and the effectiveness of the internal and external audit process of Airgas, Inc. and its subsidiaries (the "Company").

         In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose.

         The independent auditors shall be accountable to the Audit Committee and the Board of Directors who represent the Company's shareholders.

MEMBERSHIP

         Committee members and chair will be elected by the Board of Directors upon the recommendation of the Governance and Compensation Committee. The Committee shall consist of at least three and no more that six independent members of the Board. Audit Committee members will have no relationship to the Company that may interfere with the exercise of their independence from management and the Company, and they will be financially literate or will become financially literate within a reasonable period of time after election to the Committee. At least one member of the Committee will have accounting or related financial management expertise.

MEETINGS

     o The Audit Committee will meet periodically, but no less frequently than four times per year, and may call special meetings and ask members of management or others to attend a meeting to provide pertinent information as required.

     o The Committee will regularly update the Board of Directors regarding Audit Committee activities. Minutes of all Audit Committee meetings will be submitted to the Board, or the Audit Committee shall report to the Board of Directors at each Board meeting following a meeting of the Audit Committee.

RESPONSIBILITIES

GENERAL

    o The Audit Committee's function is one of oversight, recognizing that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal auditors, as well as the independent auditors, have more time, knowledge and detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the external auditors' work.

    o The Committee shall review the adequacy of this charter annually.

    o The Committee will provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present.

INDEPENDENT AUDITORS

    o The Committee shall annually review the performance (effectiveness, objectivity, and independence) of the independent auditors. The Committee shall request and receive a written statement from the independent auditors as required by Independence Standards Board Standard No. 1 delineating all relationships between the independent auditors and the Company. Additionally, the Committee shall discuss with the independent auditors any disclosed relationships that may affect auditor objectivity or independence.

    o The Committee shall recommend to the Board the independent auditors to be selected to audit the financial statements of the Company, along with their audit fee.

    o The Audit Committee will review any proposed discharge of the independent auditors and make a recommendation for action by the full Board.

AUDIT PERFORMANCE MONITORING

    o        The Committee shall annually review the performance
             (effectiveness and objectivity) of the Risk Assurance function. The Committee will review the proposed audit plans of the Risk Assurance auditors for the coming year, progress against those plans, and the coordination of such plans with the independent auditors.

    o The Committee will meet with the independent auditors and financial management to review the scope of the proposed audit for the current year and the audit procedures to be utilized. At the conclusion of the audit, the Committee will review the audit results, including any management letter comments, disagreements with management over accounting issues, reporting issues or significant changes in the audit plans.

    o The Committee will monitor the effectiveness and objectivity of the Risk Assurance function.

    o The Committee shall review the appointment, replacement, resignation or dismissal of the director of Risk Assurance and report to the full Board on the matter.

INTERNAL CONTROLS

    o The Committee will discuss the adequacy and effectiveness of the Company's internal controls with management, the independent auditors and internal auditors.

    o Inquiry will be made of management, the internal auditors and independent auditors about significant risks or exposures in the business of the Company and the steps management has taken to minimize such risks.

REPORTING

    o As a whole, or through the Committee chair, the Committee shall review with the independent auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission.

    o The Committee shall review with management and the independent auditors the audited financial statements and recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on form 10-K.

    o The Committee shall review and consider with the independent auditors the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, as amended.

    o The Committee shall review the fees paid to the independent auditors and the extent to which the independent auditors may be retained to perform other services.

    o The Committee shall prepare the Report of the Audit Committee incorporated into the annual proxy statement pursuant to Item 306 of Regulation S-K adopted by the Securities and Exchange Commission.

OTHER

    o The Committee will take such other action, within the scope of the foregoing, and will make reports and recommendations to the Board, as the Committee shall deem appropriate from time to time.

                                    EXHIBIT B

                                  AIRGAS, INC.

                        2001 EMPLOYEE STOCK PURCHASE PLAN


         1.       PURPOSE AND EFFECTIVE DATE

                  The Airgas, Inc. 2001 Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist employees of Airgas, Inc. ("Airgas") and its subsidiaries (together, the "Company") to acquire an equity interest in the Company through the purchase of shares of Airgas common stock (the "Common Stock"). It is the intention of Airgas to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of the Plan shall be construed so as to comply with the requirements of section 423. This Plan is first effective August 2, 2001.

         2.       ADMINISTRATION

                  (a) The Plan shall be administered by the Governance and Compensation Committee designated by the Airgas Board of Directors (the "Committee") which shall consist of at least two persons, each of whom is a "non-employee director" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), and an "outside director" as defined under section 162(m) of the Code (the "Non-Employee Director"). If any Committee member does not qualify as a Non-Employee Director, then such member shall not participate in any way with respect to Committee action under the Plan and shall not be treated as a member of the Committee for purposes of the Plan. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

                  (b) The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the directors who are members of the Committee or acts approved in writing by the unanimous consent of the directors who are members of the Committee (not counting any director who is an employee for either purpose) shall be the valid acts of the Committee.

                  (c) Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. The Committee's determination on the foregoing matters shall be final, binding and conclusive.

                  (d) Subject to the limitations of Section 18, the Committee shall have the power to amend the Plan from time to time. In particular, the Committee may increase the option price and/or decrease the option term or make any other changes which the Committee, in its sole discretion, determines are necessary or desirable to preclude the establishment of this Plan or the grant or exercise of any option under it from resulting in a charge to earnings under applicable rules of the Financial Accounting Standards Board.

                  (e) The Committee shall have the authority to delegate the regular operation and administration of the Plan to the appropriate officers and employees of the Company.

                  (f) Each Committee member shall be acting in the capacity of a director of the Company for the purpose of Article VI of the Company's Certificate of Incorporation in connection with the administration of the Plan or the granting of options under the Plan.

                  (g) Each Committee member shall be entitled to indemnification by the Company in accordance with the provisions and limitations of Article VII of the Company's By-Laws, as the same may be amended from time to time, in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of options under the Plan in which he may be involved by reason of his being or having been a Committee member, whether or not he continues to be a Committee member at the time of the action, suit or proceeding.

         3.       NUMBER OF SHARES

                  (a) A maximum of 1,500,000 shares of Common Stock, subject to adjustment upon changes in capitalization of the Company as provided in Subsection (b), may be purchased under the Plan. Shares sold under the Plan may be newly issued shares or shares held in or hereafter acquired for the Company's treasury, but all shares sold under the Plan, regardless of source, shall be counted against the 1,500,000 share limitation.

                  (b) The aggregate number of shares and class of shares as to which options may be granted hereunder, the number of shares covered by each outstanding option and the option exercise price thereof shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Common Stock upon the conversion of other securities of the Company which are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Subsection and any such determination by the Committee shall be final, binding and conclusive.

         4.       ELIGIBILITY REQUIREMENTS

                  (a) Each Covered Employee, as defined in Subsection (b), shall become eligible to participate in the Plan on the first day of the calendar quarter (January 1, April 1, July 1, October 1) following his commencement of employment with Airgas or any Participating Subsidiary.

                  (b) "Covered Employee" means each Employee, as defined in Subsection (c), other than:

                    (i) An employee who, immediately upon enrollment in the Plan, would own stock directly or indirectly, or hold options, warrants or rights to acquire stock, which in the aggregate represents five percent or more of the total combined voting power or value of all classes of stock of the Company;

                    (ii) An employee who is customarily employed by the Company less than 20 hours per week or less than five months in any calendar year; and

                    (iii) An employee who is prohibited by the laws of the nation of his residence or employment from participating in the Plan.

                  (c) "Employee" shall mean any individual who is an employee within the meaning of section 3401(c) of the Code and the Treasury Regulations thereunder of Airgas or a Participating Subsidiary. Unless otherwise designated by the Board of Directors, each corporation described in section 424(e) or (f) of the Code shall be a "Participating Subsidiary".

         5.       ENROLLMENT AND REENROLLMENT

         Each Eligible Employee may become a Participant as of the first Trading Day that occurs in January, April, July, or October of each year, or such other days as may be established by the Committee from time to time (the "Enrollment Dates"), by completing and executing an enrollment form and submitting such form to the Company. Any enrollment form received by the Company on or before the 15th day of the month immediately preceding the month which contains an Enrollment Date (or received on or before the Enrollment Date in the case of an Employee who becomes an Eligible Employee after such 15th day), or such other date established by the Committee from time to time, will be effective on that Enrollment Date. A "Trading Day" is any day on which regular trading occurs on any established stock exchange or market system on which the Common Stock is traded.

         6.       GRANT OF OPTION ON ENROLLMENT OR REENROLLMENT

                  (a) Each Covered Employee who enrolls or re-enrolls in the Plan is granted, as of his Enrollment Date, an option to purchase shares of Common Stock from Airgas under the Plan. Any Participant whose option expires and who has not withdrawn from the Plan will be automatically re-enrolled in the Plan and granted a new option on the Enrollment Date immediately following the date on which the option expires.

                  (b) In addition, if the "fair market value" (as defined in Subsection 8(e)) of the Common Stock on any later Enrollment Date is equal to or less than the fair market value on the Enrollment Date as of which any outstanding option was granted, then (A) the earlier outstanding option shall expire automatically (as provided under Subsection 6(c)) and (B) a new option shall be granted automatically on the later Enrollment Date, which date shall be referred to as an "Automatic Enrollment Date". An Automatic Enrollment Date shall be treated as an Enrollment Date for purposes of establishing the number of shares available for purchase, the term and any other operative provision of an option granted on an Automatic Enrollment Date.

                  (c) Each option granted under the Plan shall have the following terms.

                    (i) The option shall expire 27 months after the Enrollment Date, or after such shorter option period as may be established by the Committee from time to time; notwithstanding the foregoing, however, whether or not the option has been fully exercised, the option shall expire on the earliest to occur of (A) the completion of the purchase of shares on the last Purchase Date occurring within 27 months after the Enrollment Date, or such shorter option period as may be established by the Committee before an Enrollment Date for all options to be granted on such date, or (B) the occurrence of an Automatic Enrollment Date after the date on which an option is granted under Subsection 6(a), or (C) the date on which the Employee's participation in the Plan terminates for any reason.

                    (ii) Payment for shares under the option shall be made only through payroll withholding in accordance with Section 7.

                    (iii) Purchase of shares upon exercise of the option will be effected only on the Purchase Dates established in accordance with Section 8.

                    (iv) The price per share under the option will be determined as provided in Section 8.

                    (v) Unless otherwise established by the Committee before an Enrollment Date for all options to be granted on such Enrollment Date, the number of shares available for purchase under an option granted to a Participant will be determined by dividing $25,000 by the "fair market value" (as defined in Subsection 8(e)) of a share of Common Stock on the Enrollment Date and by multiplying the result by the number of calendar years included in whole or in part in the period from the Enrollment Date to the expiration of the options.

                    (vi) The option (together with all other options then outstanding under this and all other similar stock purchase plans of Airgas and any subsidiary of Airgas) will in no event give the Participant the right to purchase shares in a calendar year which have a fair market value in excess of $25,000, determined at the applicable Enrollment Dates.

                    (vii) The option will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

         7.       PAYROLL WITHHOLDING AND TAX WITHHOLDING

                  (a) Each Participant shall elect, before the Enrollment Date as of which his participation is effective, to have amounts withheld from his compensation paid by the Company during the option period, at a rate equal to any whole percentage up to a maximum of fifteen percent (15%), or such lesser percentage as the Committee may establish from time to time. For this purpose, compensation includes regular salary payments, overtime pay, and Participant elective contributions to the Company's benefit plans which are excluded from taxation under section 125, 132 or 402 of the Code, but excludes all other payment including, without limitation, payment of deferred compensation, Company profit sharing and matching contributions to the Airgas, Inc. 401(k) Plan, long-term disability, workers' compensation payments, relocation payments, performance bonuses and expense reimbursements (including but not limited to travel, entertainment, and moving expenses). Each Participant shall designate a rate of withholding in his enrollment form and may elect to increase or decrease the rate of withholding effective as of any subsequent Enrollment Date, by delivery to the Company not later than 15 days before such Enrollment Date, of written notice setting forth the withholding rate.

                  (b) Payroll withholdings shall be credited to an account maintained by the Company on behalf of each Participant, as soon as practicable after the withholding occurs. The amounts so withheld shall remain general assets of the Company until applied to the purchase of shares of Common Stock under the Plan. The Company shall have no obligation to pay interest on withholdings to any Participant and shall not be obligated to segregate withholdings.

                  (c) Upon disposition (within in the meaning of section 424(c) of the Code) of shares acquired by exercise of an option, each Participant shall pay, or make provision adequate to the Company for payment of, all federal, state, and other taxes and any other amount that the Company determines, in its discretion, are then required (whether or not by tax withholding), including any such payment or withholding that the Company determines in its discretion is necessary to allow the Company to claim tax deductions or other benefits in connection with the disposition. A Participant shall make such similar provisions for any other payment that the Company determines, in its discretion, are required due to the exercise of an option, including such provisions as are necessary to allow the Company to claim tax deductions or other benefits in connection with the exercise of the option.

         8.       PURCHASE OF SHARES

                  (a) On each "Purchase Date" within the option period, the Company shall apply the funds then credited to each Participant's payroll withholdings account to the purchase of whole shares of Common Stock. A "Purchase Date" shall be the last Trading Day of each month immediately preceding a month containing an Enrollment Date, or on such other day as may be established by the Committee from time to time.

                  (b) The cost to the Participant of shares purchased under any option shall be not less than 85%, or such greater percentage as the Committee shall determine, of the lower of:

                    (i) the fair market value of the Common Stock on the Enrollment Date as of which such option was granted; or

                    (ii) the fair market value of the Common Stock on the Purchase Date of such shares.

                  (c) Any funds in an amount less than the cost of one share of Common Stock remaining in a Participant's payroll withholdings account on a Purchase Date after any purchase made pursuant to Subsection (a) shall be carried forward in such account for application on the next Purchase Date.

                  (d) If on any Purchase Date, the number of shares available under the Plan are less than the number all Participants would otherwise be entitled to purchase on such date, purchases shall be reduced proportionately to eliminate the difference. Any funds that cannot be applied to the purchase of shares due to such a reduction shall be refunded to Participants as soon as administratively feasible.

                  (e) For purposes of the Plan, the fair market value of the Common Stock as of any date shall be the closing price of the Common Stock on such date on the New York Stock Exchange (or such other exchange as the Committee selects).

         9.       WITHDRAWAL FROM THE PLAN

         A Participant may withdraw from the Plan in full (but not in part) at any time, effective after written notice thereof is received by the Company. All funds credited to a Participant's payroll withholdings account shall be distributed to him without interest within 60 days after notice of withdrawal is received by the Company. Any Eligible Employee who has withdrawn from the Plan may enroll in the Plan again on any subsequent Enrollment Date in accordance with the provisions of Section 5.

          10.     TERMINATION OF EMPLOYMENT

         Participation in the Plan terminates immediately when a Participant ceases to be a Covered Employee for any reason whatsoever (including death, disability or transfer to a subsidiary of the Company that is not a Participating Subsidiary). As soon as administratively feasible after termination, the Company shall pay to the Participant or his beneficiary or legal representative, all amounts credited to the Participant's payroll withholdings account; provided, however, that if a Participant ceases to be a Covered Employee because of the commencement of employment with a subsidiary of the Company that is not a Participating Subsidiary, funds then credited to such Participant's payroll withholdings account shall be applied to the purchase of whole shares of Common Stock at the next Purchase Date and any funds remaining after such purchase shall be paid to the Participant.

         11.      DISTRIBUTION UPON DEATH

         As soon as administratively feasible after the death of a Participant, amounts credited to his account shall be paid in cash to the executor, administrator, or other legal representative of the Participant's estate. Such payment shall relieve the Company of further liability with respect to the Plan on account of the deceased Participant.

         12.      ASSIGNMENT

                  (a) The rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except to the extent permitted by Section 11. No Participant may create a lien on any funds, securities, rights, or other property held by the Company for the account of the Participant under the Plan.

                  (b) A Participant's right to purchase shares under the Plan shall be exercisable only during the Participant's lifetime and only by him, except that a Participant may direct the Company in the enrollment form to issue share certificates to the Participant and his spouse in community property, to the Participant jointly with one or more other persons with right of survivorship, or to certain forms of trusts approved by the Committee.

         13.      ADMINISTRATIVE ASSISTANCE

                  (a) The Committee may retain a brokerage firm, bank, or other financial institution to assist in the purchase or sale of shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by the laws of the nation of his employment or residence) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his behalf at such institution. Shares purchased by a Participant under the Plan shall be issued to and held in the account established for such Participant.

                  (b) The Committee may restrict the transfer of Shares purchased under the Plan out of any account established with an institution pursuant to Subsection (a) as the Committee determines is necessary or desirable to facilitate administration of the Plan or compliance with Section 7 of the Plan.

         14.      COSTS

         All costs and expenses incurred in administering the Plan shall be paid by Airgas, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the accounts of Participants to whom such expenses are attributable. Any brokerage fees for the purchase of shares by a Participant shall be paid by Airgas, but brokerage fees for the resale of shares by a Participant shall be paid by the Participant.

         15.      EQUAL RIGHTS AND PRIVILEGES

         All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of section 423 of the Code and the Treasury Regulations thereunder. Any provision of the Plan which is inconsistent with section 423 of the Code shall without further act or amendment by the Company, the Board of Directors or the Committee be reformed to comply with the requirements of section 423. This Section 15 shall take precedence over all other provisions of the Plan.

         16.      APPLICABLE LAW

         Except to the extent superseded by Federal law, the Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

         17.      GENDER AND NUMBER

         Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural.

         18.      MODIFICATION AND TERMINATION

                  (a) The Committee may amend, alter, or terminate the Plan at any time, including amendments to outstanding options. No amendment shall be effective unless within 12 months after it is adopted by the Committee, it is approved by the holders of a majority of the votes cast at a duly held shareholders' meeting, if such amendment would:

                    (i) increase the number of shares reserved for purchase under the Plan; or

                    (ii) amend the requirements regarding the class of Employees eligible to purchase stock under the Plan.

                  (b) In the event the Plan is terminated, the Committee may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.

                  (c) In the event of the sale of all or substantially all of the assets of Airgas, or the merger of Airgas with or into another corporation, or the dissolution or liquidation of Airgas, a Purchase Date shall occur on the Trading Day immediately preceding the date of such event, unless otherwise provided by the Committee in its sole discretion, including provision for the assumption or substitution of each option under the Plan by the successor or surviving corporation, or a parent or subsidiary thereof.

         19.      RIGHTS AS AN EMPLOYEE

         Nothing in the Plan shall be construed to give any person the right to remain in the employ of the Company or to affect the Company's right to terminate the employment of any person at any time with or without cause.

         20.      RIGHTS AS A SHAREHOLDER; DELIVERY OF CERTIFICATES

         Participants shall be treated as the owners of their shares effective as of the Purchase Date.

         21.      BOARD AND SHAREHOLDER APPROVAL

         The Plan was approved by the Governance and Compensation Committee of the Board on May 8, 2001 and will be submitted to the shareholders on August 2, 2001.


                                            AIRGAS, INC.


                                            By: /s/ Peter McCausland
                                            -----------------------------------
                                            Peter McCausland
                                            Chairman and Chief Executive Officer


                                            Date:  June 25, 2001

                                  AIRGAS, INC.
                                      PROXY


        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 2, 2001

         The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Peter McCausland, Todd R. Craun and Roger F. Millay, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 2:00 p.m. on Thursday, August 2, 2001, in the Company's offices at 259 North Radnor-Chester Road, Radnor, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

          SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR EACH OF THE COMPANY'S PROPOSALS 1, 2 AND 3 AND AGAINST THE STOCKHOLDER PROPOSAL, ALL AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT, AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THE COMPANY'S PROPOSALS 1, 2 AND 3 AND AGAINST THE STOCKHOLDER PROPOSAL.

          The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors. (Continued, and to be signed, on the other side)

                                  AIRGAS, INC.
                                 P.O. BOX 11491
                            NEW YORK, N.Y. 10203-0491



        The Board of Directors recommends voting FOR Proposals 1, 2 and 3


1.      Election of Directors   FOR all nominees     WITHHOLD AUTHORITY to vote           *EXCEPTIONS
                                listed below ____    for all nominees listed below ____       ____


Nominees: W. Thacher Brown, Frank B. Foster, III and Peter McCausland

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
            -------------------------------------------------------------------------------------------------------

2.      Approve the 2001 Employee Stock Purchase Plan.

        FOR   ____                         AGAINST  ____                       ABSTAIN ____

3.      Ratify the selection of KPMG LLP as independent auditors.

        FOR   ____                         AGAINST  ____                       ABSTAIN ____


           The Board of Directors recommends voting AGAINST Proposal 4


4.      Stockholder proposal described on pages 22-25 of the proxy statement.

        FOR  ____                          AGAINST  ____                       ABSTAIN  _____

5.      In their discretion, upon such other matters as may properly come before the Meeting.

                                                              Change of Address or
                                                              Comments mark here        ____

Note: Please sign exactly as name(s) appears hereon. Executors, administrators, trustees, etc. should give full title as such.


Date:                                   2001
     ----------------------------------,

-------------------------------------------
                  Signature

-------------------------------------------
                  Signature



Votes must be indicated
(x) in Black or Blue ink

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.
